Exhibit 99.1

Ridgemar Energy Management, LLC and Subsidiaries
Consolidated Financial Report
Years ended December 31, 2024 and 2023

C O N T E N T S

4400 Post Oak Parkway, Suite 1100 Houston, Texas 77027 713-850-8787
Independent Auditor’s Report
To the Members of
Ridgemar Energy Management, LLC
Opinion
We have audited the consolidated financial statements of Ridgemar Energy Management, LLC and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued (or when applicable, one year after the date that the consolidated financial statements are available to be issued).
Auditor's Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
Weaver and Tidwell, L.L.P.
CPAs AND ADVISORS | WEAVER.COM

The Members of
Ridgemar Energy Management, LLC
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ WEAVER AND TIDWELL, L.L.P.
WEAVER AND TIDWELL, L.L.P.
Houston, Texas
March 1, 2025

Ridgemar Energy Management, LLC Consolidated Balance Sheets As of December 31, 2024 and 2023

	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$18,153,160	$2,355,240
Accounts receivable - oil and gas sales	61,774,185	43,540,292
Accounts receivable - joint interest billing and other	20,495,775	11,992,313
Commodity derivatives, current	-	7,877,498
Prepaid expenses	1,113,513	894,036
Total current assets	101,536,633	66,659,379

Property, plant and equipment:
Oil and gas properties (successful efforts method)	1,006,980,118	682,808,908
Other property and equipment	1,368,076	1,308,307
Less: accumulated depreciation, depletion, amortization and accretion	(123,807,337)	(33,907,159)
Total property, plant and equipment, net	884,540,857	650,210,056
Other assets:
Commodity derivatives, net of current portion	-	2,599,939
Right of use assets	1,596,390	2,279,748
Other assets	281,945	528,978
Total other assets	1,878,335	5,408,665

TOTAL ASSETS:	$987,955,825	$722,278,100

Current liabilities:
Accounts payable	$15,079,924	$962,176
Accrued liabilities	53,197,416	48,156,416
Revenue and production taxes payable	39,810,339	32,519,390
Interest payable	4,181,175	3,757,202
Obligations from derivatives, current	-	8,536,407
Right of use liabilities, current	686,195	837,577
Total current liabilities	112,955,049	94,769,168

Long-term liabilities:
Line of credit, net of debt issuance cost	276,965,960	250,752,344
Right of use liabilities, net of current portion	1,007,989	1,528,420
Obligation from derivatives, net of current portion	-	4,156,201
Asset retirement obligations	13,165,308	11,733,110
Total long-term liabilities	291,139,257	268,170,075

TOTAL LIABILITIES:	404,094,306	362,939,243

MEMBERS' EQUITY	583,861,519	359,338,857

TOTAL LIABILITIES AND MEMBERS' EQUITY	$987,955,825	$722,278,100
THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Ridgemar Energy Management, LLC Consolidated Statements of Operations For the years ended December 31, 2024 and 2023

	2024	2023
REVENUES, NET:
Oil	$418,890,361	$160,606,759
Natural gas	4,838,971	4,142,207
Natural gas liquids	12,109,315	7,778,675
Total revenues, net	435,838,647	172,527,641

OPERATING EXPENSES:
Lease Operating	55,791,745	28,164,075
Workover	9,842,275	6,802,156
Production, ad valorem and severance tax	26,552,796	11,752,644
Transportation expenses	8,419,055	3,340,077
Depreciation, depletion, amortization and accretion	90,877,117	34,336,565
General and administrative	5,798,387	5,723,735
Total operating expenses	197,281,375	90,119,252

INCOME FROM OPERATIONS:	238,557,272	82,408,389

OTHER INCOME (EXPENSES):
Net gain (loss) on commodity derivatives	11,200,196	(22,986,591)
Interest expense	(26,681,592)	(12,934,075)
Other income	1,446,786	516,958
Total other expenses, net	(14,034,610)	(35,403,708)

NET INCOME:	$224,522,662	$47,004,681
THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Ridgemar Energy Management, LLC Consolidated Statements of Cash Flows For the years ended December 31, 2024 and 2023

	2024	2023
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$224,522,662	$47,004,681
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on commodity derivatives	(7,715,172)	7,715,172
Depletion, depreciation, amortization and accretion	90,877,117	34,336,565
Amortization of debt issuance costs and other	1,225,161	684,484
Changes in operating assets and liabilities:
Accounts receivable	(26,737,355)	(55,532,605)
Prepaid expenses	(219,477)	(803,593)
Other assets	247,033	(528,978)
Accounts payable and accrued liabilities	29,372,519	40,652,059
Net cash provided by operating activities	311,572,488	73,527,785

CASH FLOW FROM INVESTING ACTIVITIES:
Acquisitions of oil and gas properties	(26,000,619)	(567,905,415)
Capital expenditures on oil and gas properties	(294,714,180)	(64,364,568)
Purchases of other property and equipment	(59,769)	(1,266,798)
Net cash used in investing activities	(320,774,568)	(633,536,781)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings from long-term debt	62,500,000	275,000,000
Repayment of borrowings of long-term debt	(37,500,000)	(20,000,000)
Debt issuance cost	-	(4,845,892)
Members' contributions	-	310,981,825
Net cash provided by financing activities	25,000,000	561,135,933

Increase in cash, cash equivalents and restricted cash	15,797,920	1,126,937
Cash, cash equivalents and restricted cash, beginning of period	2,355,240	1,228,303
Cash, cash equivalents and restricted cash, end of period	$18,153,160	$2,355,240

Supplemental cash flow information:
Cash paid for interest	$24,611,092	$8,479,610
Cash paid for taxes	84,246	2,000
Supplemental non-cash transactions:
Change in accrued capital expenditures	(14,476,174)	36,603,426
Additions of asset retirement obligations	815,292	11,305,563
Right of use assets exchanged for lease liabilities	1,596,390	2,279,748
THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Ridgemar Energy Management, LLC Consolidated Statements of Members’ Equity For the years ended December 31, 2024 and 2023

Balance as of January 1, 2023	$1,352,351
Cash contributions	310,981,825
Net income	47,004,681
Balance as of December 31, 2023	359,338,857
Net income	224,522,662
Balance as of December 31, 2024	$583,861,519
THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Note 1.    Organization and Principles of Consolidation
Organization
Ridgemar Energy Management, LLC (together with its consolidated subsidiaries, the “Company”) is a Delaware limited liability company that was formed in 2021 and creates value through the acquisition, development, and operation of oil and gas properties located in the state of Texas. The Company is subject to the terms of the Limited Liability Company Agreement of its parent, Ridgemar Energy, LLC (the “LLC Agreement”), amended and restated effective May 8, 2023 and will continue in perpetuity until dissolved in accordance with the LLC agreement.
Principles of Consolidation
The accompanying consolidated financial statements of the Company include the accounts of its wholly owned consolidated subsidiaries, including Ridgemar Energy Operating, LLC and Ridgemar (Eagle Ford) LLC. All intercompany accounts and transactions have been eliminated.
Note 2.    Summary of Significant Accounting Policies
Basis of Accounting
The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain items in the 2023 consolidated financial statements have been reclassified to conform to the 2024 consolidated financial statement presentation. Accounting principles and the methods of applying these principles that materially affect the determination of financial position, results of operations, and cash flows are summarized below.
Estimates and Uncertainties
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Significant assumptions are required in the valuation of proved oil and gas reserves which may affect the amount at which oil and gas properties are recorded and provisions for depletion and impairment of oil and gas properties.
Cash and Cash Equivalents
Cash and cash equivalents include cash in bank accounts with initial maturities of less than three months.
Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.
Accounts Receivable
Accounts receivable are carried at cost on a gross basis, with no discounting, which approximates fair value due to their short-term maturities. The Company’s accounts receivable consist mainly of receivables

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
from crude oil, natural gas liquids (“NGL”) and natural gas purchasers and joint interest owners on properties the Company operates.
The Company regularly assesses the recoverability of all material trade and other receivables to determine their collectability and if an allowance for credit losses is warranted. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover non-payment of joint interest billings. Generally, the Company’s crude oil, NGL and natural gas receivables are collected within two months. The Company’s credit losses are determined based upon reviews of individual accounts, historical losses, existing and future economic conditions and other pertinent factors. The Company has not provided for credit losses based on management’s evaluation of factors such as historical losses, current receivable aging, the debtor’s current ability to pay its obligations and existing industry and economic conditions. No credit losses were recorded as of December 31, 2024 or 2023.
Commodity Derivative Financial Instruments
The Company utilizes derivative financial instruments to manage risks related to changes in crude oil and natural gas prices. During the years ended December 31, 2024 and 2023, the Company utilized fixed-price swaps and collars to reduce the volatility of crude oil and natural gas prices on future expected production. As of December 31, 2024, the Company has settled all outstanding derivative financial instruments.
The Company records all derivative instruments on the consolidated balance sheets as either assets or liabilities measured at their estimated fair value. Derivative assets and liabilities arising from derivative contracts with the same counterparty are reported on a net basis, as all existing counterparty contracts provide for net settlement. The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes. Gains and losses from valuation changes in commodity derivative instruments are reported in the other income (expenses) section of the Company’s consolidated statements of operations and as operating activities in the Company’s consolidated statements of cash flows. The Company’s cash flow is only impacted when the actual settlements under the derivative contracts result in making or receiving a payment to or from the counterparty. These cash settlements represent the cumulative gains and losses on the Company’s derivative instruments for the periods presented and include a recovery of $8.7 million that was paid to acquire the derivative instruments that were settled in 2024. See Note 6 — Derivative Instruments for additional information.
Derivative financial instruments are executed with major financial institutions that expose the Company to market and credit risks and which may, at times, be concentrated with certain counterparties or groups of counterparties. During the years ended December 31, 2024 and 2023, the Company had derivatives in place with five counterparties, all of which are secured parties under the Credit Facility (defined in Note 7 — Credit Facility). The Company believes the risk of nonperformance by its counterparties is low. Full performance is anticipated, and the Company has no past-due receivables from the counterparties to its commodity derivative contracts. The Company’s policy is to execute financial derivatives only with major, credit-worthy financial institutions.
Proved Oil and Gas Properties
Crude oil and natural gas exploration and development activities are accounted for using the successful efforts method. Under this method, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense. The costs of development wells are capitalized whether productive or nonproductive. Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred. Major betterments, replacements and renewals are capitalized to the

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
appropriate property and equipment accounts. Estimated dismantlement and abandonment costs for oil and gas properties are capitalized at their estimated net present value.
The provision for depletion of oil and gas properties is calculated using the unit-of-production method. All capitalized well costs (including future abandonment costs, net of salvage value) and leasehold costs of proved properties are amortized on a unit-of-production basis over the remaining life of proved developed reserves and total proved reserves, respectively. Natural gas is converted to barrel equivalents at the rate of six thousand cubic feet of natural gas to one barrel of crude oil.
Costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to accumulated depreciation, depletion, amortization and accretion unless doing so significantly affects the unit-of-production amortization rate, in which case a gain or loss is recognized.
The Company reviews its proved oil and gas properties for impairment whenever events and circumstances indicate that a decline in the recoverability of their carrying value may have occurred. The Company estimates the expected undiscounted future cash flows of its oil and gas properties and compares such undiscounted future cash flows to the carrying amount of the oil and gas properties to determine if the carrying amount is recoverable. The factors used to determine the undiscounted future cash flows are subject to management’s judgment and expertise and include, but are not limited to, future production volumes based upon estimates of proved reserves, future commodity prices and estimates of operating and development costs. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, the Company’s estimated undiscounted future cash flows, the timing and pace of development and the discount rate commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. Because of the uncertainty inherent in these factors, the Company cannot predict when or if future impairment charges for proved oil and gas properties will be recorded. These assumptions represent Level 3 inputs, as further discussed under Note 5 — Fair Value Measurements. During the years ended December 31, 2024 and 2023, the Company did not record any impairment charges for proved oil and gas properties.
The Company can capitalize certain internal overhead and interest costs directly attributable to acquisition, exploration and development activities. Capitalized costs may not include any costs related to production, lease operating expense or similar activities. The Company did not capitalize any internal overhead or interest costs during the years ended December 31, 2024 and 2023.
Unproved Properties
Unproved properties consist of costs incurred to acquire unproved leases, or lease acquisition costs. Lease acquisition costs are capitalized until the leases expire or when the Company specifically identifies leases that will revert to the lessor, at which time the Company expenses the associated lease acquisition costs. The expensing of the lease acquisition costs is recorded as impairment in the consolidated statements of operations. Lease acquisition costs related to successful exploratory drilling are reclassified to proved properties and depleted on a unit-of-production basis.
The Company assesses its unproved properties periodically for impairment on a prospect-by-prospect basis based on remaining lease terms, drilling results or future plans to develop acreage. The Company considers the following factors in its assessment of the impairment of unproved properties:
•the remaining amount of unexpired term under its leases;
•its ability to actively manage and prioritize its capital expenditures to drill leases and to make payments to extend leases that may be close to expiration;

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
•its ability to exchange lease positions with other companies that allow for higher concentrations of ownership and development;
•its ability to convey partial mineral ownership to other companies in exchange for their drilling of leases; and
•its evaluation of the continuing successful results from the development of properties by the Company or by other operators in areas adjacent to or near the Company’s unproved properties.
For sales of entire working interests in unproved properties, a gain or loss is recognized to the extent of the difference between the proceeds received and the net carrying value of the property. Proceeds from sales of partial interests in unproved properties are accounted for as a recovery of costs unless the proceeds exceed the entire cost of the property.
Oil and Natural Gas Reserve Quantities
The Company's estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Reserve and economic evaluations of all the Company's properties are prepared utilizing information provided by management and other information available. Reserves and their relation to estimated future net cash flows impact the DD&A and impairment calculations. As a result, adjustments to DD&A and impairment are made concurrently with changes to reserve estimates. The reserve estimates and the projected cash flows derived from these reserve estimates are prepared in accordance with U.S. GAAP. We require that our third-party reserve engineers adhere to these guidelines when preparing the Company's reserve reports.
Other Property and Equipment
Other property and equipment consists primarily of computers and software, and is carried at cost and depreciated using the straight-line method based on expected lives of the individual assets (ranging from three to five years). Expenditures for the maintenance and repair of these assets are expensed as incurred with additions and improvements being capitalized. Upon sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gain or loss is recognized.
The Company evaluates other property and equipment for potential impairment whenever indicators of impairment are present. Circumstances that could indicate potential impairment include significant adverse changes in industry trends and the economic outlook, legal actions, regulatory changes, and significant declines in utilization rates. During the years ended December 31, 2024 and 2023, the Company did not record any impairment charges for other property and equipment.
Debt Issuance Costs
Debt issuance costs consist of costs directly attributable to the acquisition of debt financing. These costs are capitalized and presented as a reduction to long-term debt on the consolidated balance sheets. During the years ended December 31, 2024 and 2023, the Company recognized $1.2 million and $0.6 million of amortization related to debt issuance costs, respectively, which is included in interest expense on the consolidated statements of operations. As of December 31, 2024 and 2023, the Company had net debt issuance costs of $3.0 million and $4.2 million, respectively.
Asset Retirement Obligations
The Company accounts for its asset retirement obligations (“ARO”) in accordance with FASB ASC 410, Asset Retirement and Environmental Obligations. ARO consists of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
recorded when the fair value of the ARO can be reasonably estimated and recognized in the period a legal obligation is incurred. A liability is incurred when a well is drilled and completed. The liability amounts are based on future retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.
The ARO is recorded at its estimated present value at the asset's inception with an offsetting increase to proved properties in the consolidated balance sheets. This addition to proved properties represents a non-cash investing activity for purposes of the consolidated statements of cash flows. After initially recording the liability, it accretes for the passage of time and the related cost of capital, with the increase reflected as depreciation, depletion, amortization and accretion expense in the consolidated statements of operations.
Revenue Recognition
The Company recognized revenues from contracts with customers in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The Company’s revenues are primarily derived from its interests in the sale of oil and natural gas production. The Company recognizes revenue from its interests in the sales of oil and natural gas in the period that its performance obligations are satisfied. Performance obligations are satisfied at a point in time when the customer obtains control of product, when the Company has no further obligations to perform related to the sale, when the transaction price has been determined and when collectability is probable. The sales of oil and natural gas are made with purchasers under negotiated contracts, which typically include variable consideration that is based on pricing tied to local indices and volumes delivered in the current month. The sales prices for crude oil, NGLs and natural gas are market-based and are adjusted for transportation and other related fees and deductions. Fees included in the contract that are incurred after the transfer of control to the customer are included as a reduction of the transaction price, while fees that are incurred prior to the transfer of control to the customer are classified as transportation expenses in the Company’s consolidated statements of operations. The Company receives payment for the sale of oil and natural gas production one to two months after delivery. At the end of each month when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are accrued in accounts receivable - oil and gas sales on the consolidated balance sheets. Variances between the Company’s estimated revenue and actual payments are recorded in the month the payment is received and are insignificant. Accordingly, the variable consideration is not constrained. The accounts receivable from contracts with customers within the accompanying consolidated balance sheets as of January 1, 2024 and 2023 were $43.5 million and $0, respectively.
The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical expedient in accordance with ASC 606. The expedient, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.
Concentrations
For the year ended December 31, 2024, the Company has two major customers, which accounted for approximately 57% and 30%, respectively, of the Company’s total product sales. For the year ended December 31, 2023, the Company had three major customers, which accounted for approximately 60%, 22% and 17%, respectively, of the Company’s total product sales. No other purchasers accounted for more than 10% of the Company’s total sales for the years ended December 31, 2024 or 2023.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Substantially all of the Company’s accounts receivable result from sales of crude oil, NGLs and natural gas as well as joint interest billings to third-party companies who have working interest payment obligations in projects completed by the Company. This concentration of customers and joint interest owners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Management believes that the loss of any of these purchasers would not have a material adverse effect on the Company’s operations, as there are a number of alternative crude oil, NGL and natural gas purchasers in the Company’s producing region.
Environmental Regulation
Exploration and development activities and the production and sale of oil and gas are subject to extensive federal, state, and local regulations. Management believes it is in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen resource or environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered. Environmental compliance costs, including ongoing maintenance and monitoring, are expensed as incurred.
Income Taxes
The Company is organized as a limited liability company and is considered a pass-through entity for federal income tax purposes. As a result, income or losses are taxable or deductible to the members rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.
State income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as an operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements as of December 31, 2024 and 2023. The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2024 and 2023.
The Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the partnership instead of from each partner. The partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes, including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, are attributed to the partners. Any payment made by the partnership as a result of an IRS examination will be treated as a distribution to the partners from the partnership in the consolidated financial statements.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Note 3. Acquisitions of Oil and Gas Properties
Acquisition of Matador Resources Company assets
During the year ended December 31, 2024, the Company acquired assets from Matador Resources Company, which included certain producing oil and natural gas properties in the Eagle Ford Basin for a purchase price of approximately $11.5 million in cash, subject to further post-close adjustments.
Acquisition of Callon (Eagle Ford) LLC
During the year ended December 31, 2023, the Company acquired all issued and outstanding equity interests of Callon (Eagle Ford) LLC (renamed “Ridgemar (Eagle Ford) LLC” post close) from Callon Petroleum Operating Company, which included certain producing oil and natural gas properties in the Eagle Ford Basin for a purchase price of approximately $567.9 million in cash, including post-close adjustments of $8.1 million in revenue suspense. The purchase price also included up to $45.0 million of contingent consideration to be paid in 2025 based on the average daily settlement price of NYMEX West Texas Intermediate crude oil price index (“NYMEX WTI”) for 2024. The Company was obligated to pay $20.0 million if the average daily settlement price of NYMEX WTI for 2024 exceeded $75 per barrel and an additional $25.0 million if the average daily settlement price of NYMEX WTI for 2024 exceeded $80 per barrel. As the transaction was deemed to be an asset acquisition, the contingent consideration related to the earn-out payments was recognized when the payments became probable and reasonably estimable in 2024 in accordance with FASB ASC 450, Contingencies. As a result of the daily average settlement price NYMEX WTI for 2024 exceeding $75 per barrel in 2024, the Company recognized $20.0 million in accrued liabilities on the consolidated balance sheet as of December 31, 2024 and in acquisition of oil and gas properties on the consolidated statement of cash flows for the year ended December 31, 2024.
Note 4. Property, Plant and Equipment
The following table sets forth the Company’s property, plant and equipment as of December 31, 2024 and 2023:

	2024	2023

Proved oil and gas properties	$973,399,762	$681,709,517
Less: Accumulated depletion	(123,297,043)	(33,667,479)
Proved oil and gas properties, net	850,102,719	648,042,038
Unproved oil and gas properties	33,580,356	1,099,391
Other property and equipment	1,368,076	1,308,307
Less: Accumulated depreciation and amortization	(510,294)	(239,680)
Other property and equipment, net	857,782	1,068,627
Total property, plant and equipment, net	$884,540,857	$650,210,056
Note 5. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.
Current accounting guidance provides a framework for measuring fair value and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value, giving the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are as follows:
Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2: Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
Level 3: Significant inputs are unobservable and reflect the Company's assumptions about the assumptions that market participants would use in pricing an asset or liability, based on the best information available.
The Company attempts to use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In measuring the fair value of its assets and liabilities, the Company uses market data or assumptions that it believes market participants would use in pricing an asset or liability, including assumptions about risk when appropriate. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The fair value of derivative assets and liabilities are valued using an option pricing model with inputs, including underlying commodity price, strike price and volatility of similar instruments in observable markets. The Company believes that these inputs primarily fall within Level 2 of the fair-value hierarchy based on the wide availability of quoted market prices for similar commodity derivative contracts.
As of December 31, 2024, all commodity derivative positions have been settled and the Company has no outstanding derivative positions. The following table presents the classification of assets and liabilities measured at fair value on a recurring basis by level as of December 31, 2023:

	December 31, 2023
	Level 1	Level 2	Level 3
Assets:
Commodity derivatives	-	$10,477,437	-
Total assets	-	10,477,437	-
Liabilities:
Commodity derivatives	-	(12,692,608)	-
Total liabilities	-	$(12,692,608)	-
Asset retirement obligations
The initial measurement of ARO at fair value is recorded in the period in which the liability is incurred. Fair value is determined by calculating the present value of estimated future cash flows related to the liability.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
This valuation technique includes Level 3 inputs. Estimating the future ARO requires management to make estimates and judgments regarding the timing and existence of a liability, as well as what constitutes adequate restoration when considering current regulatory requirements. Inherent in the fair value calculation are numerous assumptions and judgments, including the ultimate costs, inflation factors, credit-adjusted discount rates, timing of settlement and changes in the legal, environmental and regulatory environments.
Note 6. Derivative Instruments
The Company’s crude oil and natural gas derivative positions consist of swaps and collars. Swaps and collars are designed so that the Company receives or makes payments based on a differential between fixed and variable prices for crude oil and natural gas. The Company enters into these various agreements from time to time to reduce the effects of volatile oil and natural gas prices. The Company does not enter into derivative transactions for speculative or trading purposes, and no derivative positions are designated as hedges for accounting purposes. As of December 31, 2024 the Company has no outstanding crude oil or natural gas derivative contracts.
At December 31, 2023, the fair value of derivative instruments is recorded on the consolidated balance sheet as follows:

2023
Derivative assets - current
Gross value without effects of netting	$11,542,925
Effects of netting	(7,050,019)
Commodity price earnout hedge	3,384,592
Current portion of derivative assets, net	7,877,498
Derivative assets - non-curent
Gross value without effects of netting	19,323,346
Effects of netting	(16,723,407)
Long-term portion of derivatives assets, net	2,599,939
Derivative liabilities - current
Gross value without effects of netting	(15,586,427)
Effects of netting	7,050,020
Current portion of derivative Liabiltiies, net	(8,536,407)
Derivative liabilities - non-curent
Gross value without effects of netting	(20,879,608)
Effects of netting	16,723,407
Long-term portion of derivative liabilites, net	(4,156,201)
Total derivative financial instruments, net	$(2,215,171)
During 2024 and 2023, the Company paid $8.7 million to execute two separate derivative instruments that would pay $10.0 million and $12.5 million in the event the average daily settlement price of NYMEX WTI for 2024 exceeded $75 per barrel and $80 per barrel, respectively, related to the contingent consideration for the Callon (Eagle Ford) acquisition. See Note 3 — Acquisitions of Oil and Gas Properties. As a result of the daily average settlement price NYMEX WTI for 2024 exceeding $75 per barrel in 2024, the Company recognized $ 10.0 million in accounts receivable - joint interest billing and other on the consolidated balance sheet as of December 31, 2024.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Note 7.    Credit Facility
On July 3, 2023, the Company entered into a four-year credit agreement (the “Credit Facility”) with a maximum borrowing capacity of $750.0 million. As of December 31, 2024 and 2023, the Company had an elected borrowing base of $350.0 million with $280.0 million of borrowings outstanding. For the years ended December 31, 2024 and 2023, the weighted average interest rate incurred on borrowings under the Credit Facility was 9.17% and 9.14%, respectively.
Borrowings are subject to varying rates of interest based on (i) the total outstanding borrowings (including the value of all outstanding letters of credit) in relation to the borrowing base and (ii) whether the loan is a Term SOFR Loan or an ABR Loan (each as defined in the Credit Facility). The Company incurs interest on outstanding Term SOFR Loans or ABR Loans at their respective interest rate plus the margin shown in the table below. In addition, the unused borrowing base is subject to a commitment fee of 0.50% on the undrawn portion of the borrowing base as shown in the table below:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25% but <50%	≥50% but <70%	≥75% but <90%	≥75% but <90%

Term Benchmark Loans	2.750%	3.000%	3.250%	3.500%	3.750%
ABR Loans	1.750%	2.000%	2.250%	2.500%	2.750%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%
The Credit Facility is restricted to a borrowing base, which is reserve-based and subject to semi-annual redeterminations on April 1 and October 1 of each year.
Borrowings under the Credit Facility are collateralized by perfected first priority liens and security interests on substantially all of the assets of Ridgemar Energy Management, LLC, as parent, and Ridgemar Energy Operating, LLC, as borrower, including mortgage liens on oil and gas properties having at least 90% of the reserve value as determined by reserve reports.
The Credit Facility contains various nonfinancial and financial covenants, including a minimum current ratio of 1.0 and maximum net debt to EBITDAX ratio of 3.0. The Credit Facility contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Credit Facility to be immediately due and payable.
Note 8. Asset Retirement Obligations
A reconciliation of the changes in the estimated asset retirement obligations for the years ended December 31, 2024 and 2023, are as follows:

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements

	2024	2023
Balance as of January 1	$11,733,110	$-
Liabilities incurred during period	394,907	-
Liabilities incurred through acquisitions	420,385	11,305,563
Accretion expense	976,939	435,101
Settlement of liabilities	(360,033)	(7,554)
Balance as of December 31	$13,165,308	$11,733,110
At December 31, 2024 and 2023, all retirement obligations were classified as non-current based on the estimated lives of the Company’s oil and gas properties.
Note 9.    Additional Balance Sheet Information
Certain balance sheet amounts are comprised of the following:

Years ending December 31,	2024	2023
Accrued liabilities:
Capital expenditures	$22,127,253	$36,603,426
Accrued lease operating expenses	7,024,209	6,894,547
Workover expenses	890,388	2,264,780
Sales and use taxes	124,930	136,095
Ad valorem taxes	1,305,399	1,072,860
Contingent purchase price	20,000,000	-
Accrued compensation	1,725,237	1,184,708
Total accrued liabilities	$53,197,416	$48,156,416

Revenue and taxes payable:
Royalties payable	$20,148,651	$15,193,585
Taxes payable	2,585,005	2,271,136
Revenue suspense payable	17,076,683	15,054,669
Total revenue and taxes payable	$39,810,339	$32,519,390
Note 10. Members’ Equity and Incentive Units
Capital contributions are based on capital calls, determined by the board of managers. Contribution requests to the Members are based on their commitment and any items in nature of income or gain will be applied to the Members' capital accounts in accordance with their earnings interest, as defined by the Company’s LLC Agreement. The Company has two classes of members' equity, Classes A, and B Units. The rights, privileges, preferences and obligations are provided for in the Company’s LLC Agreement.
All distributions by the Company shall be made to unit holders in accordance with their respective class sharing percentage set forth in the Company’s LLC Agreement. Additionally, net income (loss) is allocated to the unit holders in accordance with their respective partnership percentages.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Incentive Units
Pursuant to Ridgemar Energy’s Second Amended and Restated LLC Agreement, the members have authorized issuance of profit-sharing B units (“Incentive Units”). The Incentive Units do not have an exercise price and do not expire until the Company is dissolved. The Incentive Units entitle the holder to participate in distributable cash flow generated by the Company in the event that certain payouts are achieved in accordance with the distribution provisions of the Company Agreement. The Incentive Units are accounted for consistent with requirements of FASB ASC 710, Compensation - General (“ASC 710”), due to the payouts being consistent with profit sharing of the Company based on substantive terms of the instruments. Accordingly, no value was attributed to the Incentive Units, and no expense was recognized at the date of issuance. Amounts earned by holders of the Incentive Units will be charged to compensation expense in the period in which they are earned and can be reasonably estimated. Upon each of the first four anniversaries of the issuance, an additional twenty percent (20%) of each group of Class B units shall be deemed vested. As of December 31, 2024 and 2023, the Company has 8,965 units and 9,045 units issued, respectively, and 1,035 units and 955 units authorized and unissued outstanding, respectively.
Note 11. Related Party Transactions
Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC 850, Related Party Disclosures (“ASC 850”), requires that transactions with related parties that would make a difference in decision making be disclosed so that users of the consolidated financial statements can evaluate their significance.
Ridgemar Energy, LLC, Carnelian Energy Capital and Pearl Energy Investments are considered related parties of the Company under ASC 850. For the year ended December 31, 2024, Ridgemar Energy, LLC, Carnelian Energy Capital and Pearl Energy Investments did not have any material net transactions with the Company. For the year ended December 31, 2023, the Company reimbursed Carnelian Energy Capital for certain expenses paid on their behalf for a total of $0.2 million, which is included in general and administrative expenses in the consolidated statements of operations.
Note 12. Commitments and Contingencies
The Company is engaged in oil and gas exploration activities and production and may become subject to certain liabilities related to environmental cleanup of well sites or other environmental restoration procedures as a result of drilling and operating oil and gas wells.
The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company and an estimate of such liability cannot be reasonably made.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
The Company has certain agreements for an office lease, compressor rentals, vehicles, office equipment and software with terms greater than one year. The estimable future commitments under these agreements as of December 31, 2024 are as follows:

Years ending December 31,
2025	$5,944,968
2026	549,026
2027	56,192
2028	5,910
Total	$6,556,096
Note 13.    Leases
At contract inception, the Company determines whether or not an arrangement contains a lease in accordance with FASB ASC 842, Leases. Upon determination of a lease, a lease right-of-use ("ROU”) asset and related liability are recorded based on the present value of the future lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make future lease payments arising from the lease.
The Company’s operating lease activities consist of a lease for office space and vehicle leases. The Company did not recognize any finance leases. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. Most leases include one or more options to renew, with renewal terms generally ranging from one to three years. The exercise of lease renewal options is at the Company’s sole discretion. Certain leases also include options to purchase the leased property. The depreciable life of assets and leasehold improvements is limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. None of the lease agreements include variable lease payments. The lease agreements do not contain any material residual value guarantees or material restrictive covenants. For the years ended December 31, 2024 and 2023, the Company’s total office rent expense was $0.4 million and $0.2 million, respectively. Office rent expense is included in general and administrative expenses in the accompanying consolidated statements of operations. The Company recognized $1.0 million and $0.5 million related to operating lease costs in the year ended December 31, 2024 and 2023, respectively.
The following table shows the classification and location of the Company’s leases on the consolidated balance sheets:

Type	Balance sheet location	2024	2023
Assets:
Operating lease right-of-use assets	Total right of use asset (net of amortization)	$1,596,390	$2,279,748
Liabilities:
Operating lease liability, current	Lease liability - ST	686,195	837,577
Operating lease liability, noncurrent	Lease liability - LT	1,007,989	1,528,420
Total		$1,694,184	$2,365,997

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Minimum contractual obligations for the Company’s leases (undiscounted) as of December 31, 2024 were as follows:

Years ending December 31,
2025	$746,747
2026	430,869
2027	332,310
2028	298,977
Thereafter	30,569
Total future lease payments	1,839,472
Less: imputed interest	(111,010)
Present value of future lease payments	$1,728,462
The discount rate used for operating leases is based on the Company’s risk-free rate at lease commencement and may be adjusted if modifications to lease terms or lease reassessments occur.

	2024	2023
Weighted average remaining life - operating leases	3.12 yrs	3.60 yrs
wegihted average discount rate - operating leases	4.24%	4.33%
Note 14. Supplemental Information About Oil & Gas Production Activities (Unaudited)
Estimated Quantities of Proved Oil and Gas Reserves
The reserve estimates presented below are prepared in accordance with the Securities and Exchange Commission (“SEC”) regulations. The Company's independent reserve engineers, DeGolyer and MacNaughton, prepared the estimates of the Company's proved reserves as of December 31, 2024 and the related pre-tax future net cash flows. The individuals performing reserves estimates possess professional qualifications and demonstrate competency in reserves estimation and evaluations. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The following reserve data represents estimates only and should not be deemed exact.
Reserve estimates are based on an unweighted arithmetic average of commodity prices during the 12-month period, using closing prices on the first day of each month, as defined by the SEC. The following

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
table discloses changes in the estimated quantities of proved reserves, all of which are located in the state of Texas:

	Year ended December 31, 2024

	Crude Oil (Bbls)	Natural Gas (Mcf)	Natural Gas Liquids (Bbls)	(Boe)
Proved reserves:
Beginning of period January 1, 2024	44,505,869	59,252,438	10,531,343	64,912,618
Revisions of previous estimates	(485,334)	(16,086,053)	(2,543,474)	(5,709,817)
Extensions	20,718,802	24,189,196	4,408,997	29,159,332
Acquisition of reserves	940,465	4,139,112	457,949	2,088,266
Production	(5,474,214)	(4,421,474)	(801,368)	(7,012,494)
End of period December 31,2024	60,205,588	67,073,219	12,053,447	83,437,904
Proved developed reserves
Beginning of year	32,789,936	44,525,490	7,766,896	47,977,747
End of year	37,974,981	41,110,708	7,380,559	52,207,324
Proved undeveloped reserves
Beginning of year	11,715,933	14,726,948	2,764,447	16,934,871
End of year	22,230,607	25,962,511	4,672,888	31,230,580
For the year ended December 31, 2024, the Company's negative revisions of 5,709,817 BOE of previously estimated quantities consisted of performance revisions of proved developed producing wells and revisions of the Company's 5-year future development plan of proved undeveloped locations.
Standardized Measure of Discounted Future Net Cash Flows
The following tables present the standardized measure of future net cash flows related to estimated proved oil and natural gas reserves together with changes therein. It should not be assumed that the future net cash flows or the discounted future net cash flows, referred to in the tables below, represent the fair value of the Company's estimated oil and natural gas reserves.
The estimates of future cash flows and future production and development costs as of December 31, 2024, are based on the realized prices which reflect adjustments to the benchmark prices for quality, transportation fees, geographical differentials, marketing or deductions and other factors affecting the price received at the delivery point. All realized prices are held constant over the forecast period for all reserve categories in calculating the discounted future net cash flows. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGL and natural gas reserves, less the tax basis of the Company's oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
The following average realized prices were used in the calculation of proved reserves and the standardized measure of discounted future net cash flows for the years ended December 31, 2024 and 2023:

	2024	2023
Oil ($/Bbl)	$76.70	$78.76
Natural gas ($/Mcf)	$1.84	$2.37
NGLs ($/Bbl)	$19.36	$21.54
The following table presents the standardized measure of future net cash flows related to estimated proved oil and natural gas reserves together with changes therein:

	2024	2023
Future cash inflows	$4,974,149,744	$3,872,208,333
Future costs:
Production	(1,713,905,247)	(1,445,738,261)
Development and net abandonment	(604,803,363)	(374,524,046)
Future net inflows before income taxes	2,655,441,134	2,051,946,026
Future income tax expense	(26,114,286)	(14,962,187)
Future net cash flows	2,629,326,848	2,036,983,839
10% annual discount for estimated timing of cash flows	(1,102,800,795)	(854,912,539)
Standardized measure of discounted future net cash flows	$1,526,526,053	$1,182,071,300
The following table presents the changes in the standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Company for the year ended December 31, 2024:

2024
Standardized measure at the beginning of the period	$1,182,071,300
Net change in prices and production costs	61,545,055
Net change in future development costs	29,064,655
Net revenues	(335,232,776)
Extensions	407,571,890
Acquisition of reserves	16,721,000
Revisions of previous quantity estimates	(67,045,156)
Previously estimated development costs incurred	136,717,080
Net change in taxes	(3,553,078)
Accretion of discount	119,348,041
Changes in timing and other(1)	(20,681,958)
Standardized measure at the end of the period	$1,526,526,053
(1)The changes in timing and other are related to revisions in the Company's estimated timing of production and development.

Ridgemar Energy Management, LLC Notes to Consolidated Financial Statements
Note 15.    Subsequent Events
The Company has evaluated subsequent events from December 31, 2024, the date of the consolidated balance sheet, through March 1, 2025, the date these consolidated financial statements were available for issuance.
Divestiture of Ridgemar (Eagle Ford) LLC
On December 3, 2024, the Company entered into the Membership Interest Purchase Agreement (“MIPA”) pursuant to which the Company divested of all of the issued and outstanding equity interests of Ridgemar (Eagle Ford) LLC, a wholly owned subsidiary of Ridgemar Energy Management, LLC, to Crescent Energy Finance LLC. In connection with the closing of the MIPA on January 31, 2025, the Company received consideration of $818.5 million in cash, subject to customary post-close adjustments, and 5.5 million shares of Class A common stock of Crescent Energy Company. The purchase price also includes up to $170.0 million in contingent earn-out consideration to be paid quarterly in 2026 and 2027 based on the quarterly NYMEX WTI in 2026 and 2027.
Equity Distribution Payments
On February 3, 2025, the Company declared and paid out $521.1 million in distributions to its Class A and B unit holders. Payments made to Class B unit holders were recognized as compensation expense in the Company's consolidated statement of operations for the period in which it was paid in accordance with ASC 710.